LOAN AGREEMENT

THIS LOAN AGREEMENT is executed as of March 6, 2013 (the "Closing Date"), by FIRST INTERNET BANCORP, an Indiana corporation (together with its successors and assigns, the "Borrower"), and FIRST INTERNET BANK OF INDIANA (together with its successors and assigns, the "Lender").

Recitals

Borrower has requested that Lender provide the credit facilities described in this Agreement, and Lender is willing to make credit facilities available to Borrower on the terms and subject to the conditions set forth herein.

Agreement

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definition of Terms

Section 1.01.         Accounting Terms/Financial Statements. All accounting and financial terms used in this Agreement are used with the meanings such terms are given in accordance with GAAP, except as may be otherwise specifically provided in this Agreement.

Section 1.02.         Definitions. The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:

"Advance" means a disbursement of proceeds of one of the Loans as contemplated in this Agreement.

"Affiliate" means, with respect to any Person, any officer, shareholder, member, partner or director of such Person, and any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

"Agreement" means this Loan Agreement, as amended, modified, supplemented and/or restated from time to time and at any time.

"Approved Lease" means a new Lease entered into by Borrower and an unaffiliated third party after the Closing Date, which has been provided to Lender and Lender has approved such new Lease in writing in all respects.

"Authorized Officer" means an officer of Borrower identified by Borrower from time to time as having authority to act on Borrower's behalf.

"Banking Day" means a day on which the principal offices of Lender in the City of Indianapolis, Indiana, are open for the purpose of conducting substantially all of Lender's business activities.

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"Basis Point" means one one-hundredth of one percent (.01%) and, when used in the plural, such term means the number of basis points indicated.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" has the meaning ascribed to such term in the preamble.

"Building" means the approximately 54,450 square foot office facility constructed on the Land.

"Closing Date" has the meaning ascribed to such term in the preamble.

"Code" means the Internal Revenue Code of 1986, as amended.

"Control" and its grammatical variations means, with respect to any Person, the ability, through the ownership of securities or contract rights, to set and determine the management, policies and day-to-day actions of another Person.

"Debt" means, with reference to any Person, as of any date, without duplication: (a) all indebtedness, liabilities and obligations of such Person for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock; (b) obligations of such Person to pay the deferred purchase or acquisition price of property (tangible or intangible, real or personal) or services, other than trade accounts payable (if not for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) all obligations of such Person appearing as a liability on its balance sheet in accordance with GAAP in respect of capital leases; (d) all obligations, indebtedness and liabilities which are secured by any Lien on any asset of such Person, whether or not the obligation, indebtedness or liability secured thereby shall have been assumed by such Person; (e) all obligations for any interest rate agreements of such Person; and (f) all obligations, indebtedness and liabilities of others similar in character to those described in clauses (a) through (e) of this definition for which such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations, indebtedness or liabilities such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including, without limitation, all reimbursement obligations of such Person in respect of letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person. Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (f), above, to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

"Default Rate" means the Note Rate plus six hundred (600) Basis Points per annum. Any rounding will be rounded up to the nearest one-eighth of one percent (0.125%).

"Equity Interest" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and/or units, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) all warrants, options or other rights to acquire any of the interests described in clauses (a) through (e) (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (a) through (e)).

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"Event of Default" has the meaning ascribed to such term in Section 7.01 of this Agreement.

"Financial Statements" includes, but is not limited to, balance sheets, profit and loss statements and cash flow statements, prepared in accordance with GAAP.

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied and for the period as to which such accounting principles are to apply.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions or pertaining to government.

"Highest Lawful Rate" means the maximum rate of interest which may be charged Borrower by Lender under applicable state or federal usury law or regulation or any other law or regulation, however characterized, limiting the rate of interest which may be charged in connection with loans.

"Improvements" means the Building and all other structures, paving, lighting, landscaping, utility lines, site improvements, equipment and other improvements located or constructed on the Land.

"Investment" means, with respect to any Person, (a) any purchase or other acquisition by that Person of any Debt, Equity Interests or other securities, or of a beneficial interest in any Debt, Equity Interests or other securities, issued by any other Person, (b) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

"Land" means that certain parcel of real property consisting of approximately 12.266 acres, located in Hamilton County, Indiana, and legally described on Exhibit A attached hereto and made a part hereof.

"Lease" means any lease, license, occupancy agreement or similar agreement or arrangement for the occupancy or use of space with respect to any portion of the Project, and all guaranties and similar agreements with respect thereto.

"Lender" has the meaning ascribed to such term in the preamble.

"Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as in effect in any jurisdiction, or any other similar recording or notice statute, and any lease having substantially the same effect as the foregoing, but excluding any equipment operating leases and any precautionary filings related thereto).

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"Loan Documents" means, collectively, this Agreement, the Notes, the Security Instrument, and all other instruments, agreements and documents executed and delivered or to be delivered by Borrower or any guarantor pursuant to or by virtue of this Agreement, and any and all interest rate agreements which at any time from and after the Closing Date may be made between Borrower and Lender, as each of the foregoing may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time, and, when used in the singular form, means any of the Loan Documents, as the context requires.

"Loans" means the Term Loan and any and all other loans and financial accommodations from Lender to Borrower whether now or hereafter existing and however evidenced, including, without limitation, those loans and financial accommodations described herein; "Loan" means each of the Loans individually.

"Loan to Value Covenant" has the meaning set forth in Section 5.01(j) of this Agreement.

"Material Adverse Effect" means any event, circumstance or condition that could reasonably be expected to cause or result in a material adverse effect on (a) the business, operations, financial condition or properties of Borrower, (b) the ability of Borrower to pay or perform the Obligations, (c) the Project or any portion thereof, (d) the validity or enforceability of any of the Loan Documents, or any material provision thereof or any transaction contemplated thereby, or (e) the rights and remedies of Lender under any of the Loan Documents.

"Maturity Date" means the earlier of (a) March 6, 2014, or (b) that date upon which Lender accelerates payment of any or all of the Loans in accordance with the terms of this Agreement.

"Note Rate" has the meaning ascribed to such term in Section 2.01(c)(1) of this Agreement.

"Notes" means the Term Note and any and all other notes now or hereafter existing that evidence any Loan, and "Note" means each of the Notes individually.

"Obligations" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, now or hereafter owed to Lender by Borrower, whether arising under, by virtue of or pursuant to this Agreement, the Notes, any other Loan Documents or otherwise (including, without limiting the generality of the foregoing, all indebtedness, obligations and liabilities hereafter arising by virtue of or in connection with any extensions of credit by Lender or any Affiliate of Lender to Borrower unrelated to and not made under this Agreement, and overdrafts and ACH exposure relating to any account maintained by Borrower with Lender or any Affiliate of Lender), together with all costs, expenses and reasonable attorneys' fees incurred by Lender or any Affiliate of Lender in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, joint and several, now exist or hereafter arise, or were, prior to acquisition thereof by Lender or any Affiliate of Lender, owed to some other Person.

"Officer's Certificate" means a certificate in the form of Exhibit B attached hereto, or in such other form as Lender may reasonably request from time to time, signed by an Authorized Officer.

"Permitted Liens" has the meaning ascribed to such term in Sections 5.02(a) of this Agreement.

"Person" means an individual, a corporation, a limited or general partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

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"Prime Rate" means a variable per annum rate of interest equal at all times to the "Prime Rate" as published in The Wall Street Journal from time to time. If more than one Prime Rate is published in The Wall Street Journal for a day, the average of such "Prime Rates" shall be used. If The Wall Street Journal ceases to publish the Prime Rate, Lender shall select an equivalent publication that publishes such Prime Rate, and if such Prime Rates are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select, in its reasonable discretion, a comparable interest rate index.

"Project" means the Land, the Building and the Improvements being operated by Borrower as an office park, and located at 11201 USA Parkway, Fishers, Indiana.

"Section 23A" has the meaning set forth in Section 5.01(j) of this Agreement.

"Secured Property" means the Project and all property and interests in property now owned or hereafter acquired by Borrower in or upon which a security interest, lien or mortgage is granted to Lender, whether under the Security Instrument or under any of the other Loan Documents.

"Security Instrument" means the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated as of the date hereof, executed by Borrower in favor of Lender, as the same may be amended, modified, supplemented and or restated from time to time and at any time.

"Service" means the Internal Revenue Service.

"Term Loan" has the meaning ascribed to such term in Section 2.01 of this Agreement.

"Term Note" has the meaning ascribed to such term in Section 2.01(b) of this Agreement.

"Unmatured Event of Default" means any event specified in Section 7.01 of this Agreement which event is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

"Voting Interests" means all classes of Equity Interests of Borrower then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote pursuant to the terms of Borrower's articles of organization and operating agreement.

Section 1.03.         Construction of Terms. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms and any pronoun shall include the corresponding masculine, feminine, or neuter forms. Unless otherwise specified herein, each Schedule and Exhibit referred to in this Agreement is attached hereto, and each such Schedule and Exhibit is hereby incorporated in this Agreement and made a part hereof. Except as otherwise expressly provided, references in this Agreement to Articles, Sections, paragraphs, clauses, annexes, appendices, Exhibits and Schedules are references to Articles, Sections, paragraphs, clauses, annexes, appendices, Exhibits and Schedules in or to this Agreement, unless a different document is expressly specified.

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ARTICLE II

Borrowing Terms

Section 2.01.         Term Loan. Provided that all of the conditions of lending set forth in this Agreement and the other Loan Documents have been performed and fulfilled to Lender's satisfaction, and subject to and in accordance with the terms of this Agreement and in reliance upon the representations, warranties, covenants, and agreements of Borrower made in this Agreement and the other Loan Documents, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, a term loan (the "Term Loan") on the Closing Date on the following terms:

(a)          Amount. The principal amount of the Term Loan shall be the sum of Four Million and 00/100 Dollars ($4,000,000.00).

(b)          Term Note. The obligation of Borrower to repay the Term Loan shall be evidenced by a promissory note in form and substance acceptable to Lender (as the same may hereafter be amended, extended, renewed, replaced and/or restated from time to time and at any time, the "Term Note").

(c)          Interest on Term Loan. The principal balance of the Term Loan outstanding from time to time shall bear interest as follows:

(1)         until the Maturity Date or an Event of Default, at a floating rate of interest per annum equal to the Prime Rate plus one percent (the "Note Rate"); and

(2)         after the Maturity Date or an Event of Default, at a rate per annum equal to the Default Rate, but in no event more than the Highest Lawful Rate.

(d)          Repayment of Term Loan. Borrower shall make the following payments with respect to the Term Loan:

(1)         On the Closing Date, Borrower shall pay in advance all interest which will accrue on the Term Loan from the Closing Date through the end of the calendar month in which the closing occurs. Interest on the principal amount of the Term Loan outstanding hereunder accrued through the last day of the prior calendar month shall be payable monthly in arrears on or before the first day of the second full calendar month after the Closing Date and on or before the first day of each successive calendar month continuing thereafter until the Maturity Date.

(2)         Borrower shall pay the entire unpaid principal balance of the Term Loan and all unpaid, accrued interest thereon in full on the Maturity Date without demand.

(3)         After the Maturity Date, Borrower shall pay interest at the Default Rate as accrued and without demand.

(e)          Use of Proceeds of the Term Loan. The proceeds of the Term Loan shall be used by Borrower to finance the acquisition of the Secured Property.

(f)          Prepayment. Borrower may prepay all or any portion of the principal of the Term Loan with three (3) Banking Days' prior written notice to Lender without any prepayment premium, fee or penalty.

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Section 2.02.         Provisions Applicable to All Obligations. The following provisions shall be applicable to all of the Obligations:

(a)          Calculation of Interest. Interest on all Obligations shall be determined for the actual days elapsed on the basis of a three hundred sixty (360) day year. Interest shall accrue from and including the date of any Advance to but excluding the date of any repayment thereof. When the Prime Rate changes, the Note Rate will change automatically without notice to the Borrower, effective on the date of any such change.

(b)          Manner of Payment – Application. All payments of principal and interest on the Loans shall be payable at the principal office of Lender in Indianapolis, Indiana, in funds available for Lender's immediate use in that city or at such other location as Lender my direct in writing. No payment will be considered to have been made until received in such funds. Unless otherwise agreed to in writing by Lender or otherwise required by applicable law, payments will be applied first to any unpaid collection costs, late charges and other charges, then to accrued, unpaid interest and then to principal; provided however, during the continuance of an Event of Default, Lender reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at its sole discretion. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Lender may from time to time determine in its sole discretion.

(c)          Automatic Debit. Lender may without further authority debit when due all payments of principal and interest or any other Obligations due and payable by Borrower under the terms of this Agreement or any other Loan Document to any deposit account maintained with Lender by Borrower.

(d)          Unconditional Obligations and No Deductions. Borrower's obligation to make all payments provided for in this Agreement and the Notes shall be unconditional. Each such payment shall be made without relief from valuation and appraisement laws and without deduction for any claim, defense or offset of any type, including, without limitation, any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

(e)          Payment on Non-Banking Days. Whenever any payment to be made under this Agreement or the other Loan Documents shall be stated to be due on a day other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and the other Loan Documents.

(f)          Additional Amounts Payable. If any change or the enactment, adoption or judicial or administrative interpretation of any law, regulation, treaty, guideline or directive (including, without limitation, Regulation D of the Board): (1) subjects Lender to any additional tax, duty, charge, deduction or withholding with respect to the Loans (other than a tax measured by the net or gross income of Lender); (2) imposes or increases any reserve, special deposit or similar requirement on account of the Loans not otherwise provided in this Agreement; or (3) imposes increased minimum capital requirements on Lender on account of its issuing or maintaining the Loans; and if any of the foregoing (A) results in any increase to Lender in the cost of issuing or maintaining the Loans, or making any payment on account of the Loans, (B) reduces the amount of any payment receivable by Lender under this Agreement with respect to the Loans, (C) requires Lender to make any payment calculated by reference to the gross amount of any sum received or paid by Lender pursuant to the Loans, or (D) reduces the rate of return on Lender's capital to a level below that which Lender could otherwise have achieved (taking into consideration Lender's policies with respect to capital adequacy), then Borrower shall pay to Lender, as additional compensation for the Loans, such amounts as will compensate Lender for such increased costs, payments or reductions. Within twenty (20) days after Lender's initial demand therefor and presentation by Lender of a certificate to Borrower containing a statement of the cause of such increased costs, payments or reductions and a calculation of the amounts thereof (which statement and calculation shall be presumed prima facie to be correct), Borrower shall pay the additional amount payable measured from the date such change, enactment, adoption or interpretation first affects Lender.

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(g)          Late Fee. If a payment is five (5) days or more past due, Lender may charge Borrower a fee equal to five percent (5%) of the unpaid portion of such late payment. Lender's right to charge Borrower a late fee pursuant to this Section is in addition to, and not in lieu of, any other rights or remedies that Lender may have as a result of such late payment, including the implementation of the Default Rate.

ARTICLE III

Representations and Warranties

Section 3.01.         Representations and Warranties. To induce Lender to make the Loans, Borrower represents and warrants to Lender as follows:

(a)          Existence and Authority. Borrower is an Indiana corporation duly organized and validly existing under the laws of the State of Indiana. Borrower is qualified to do business in the state where the Project is located and every other jurisdiction in which: (1) the nature of the business conducted by it or the character or location of properties owned or leased by it, or the residences or activities of its employees, make such qualification necessary; and (2) failure so to qualify could be reasonably expected to cause or result in a Material Adverse Effect. To Borrower's knowledge, no jurisdiction in which Borrower is not qualified to do business has asserted that Borrower is required to be qualified therein. The principal place of business of Borrower is as stated in Section 8.02 hereof.

(b)          Authorization/No Conflict. The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of all of the other Loan Documents and the performance by Borrower of its obligations under this Agreement and all of the other Loan Documents are within the organizational powers of Borrower, have been duly authorized, have received any required governmental or regulatory agency approvals and do not and will not materially contravene or conflict with any provision of law or of the Articles of Incorporation or Bylaws of Borrower or of any agreement binding upon Borrower.

(c)          Validity and Binding Nature. This Agreement and all of the other Loan Documents to which Borrower is a party are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

(d)          Financial Statements of Borrower. All Financial Statements delivered by Borrower to Lender present fairly the financial position of Borrower as of the date thereof and the results of Borrower's operations for the periods covered, and since the date of the most current Financial Statements provided to Lender there has been no material adverse change in the financial position of Borrower.

(e)          Litigation and Contingent Liabilities. No litigation, arbitration proceedings or governmental proceedings are pending, or, to the best of Borrower's knowledge, threatened, against Borrower, which would, if adversely determined, cause or result in a Material Adverse Effect. Borrower has no material, contingent liabilities not provided for or disclosed in the Financial Statements referred to in Section 3.01(d), above. There are no pending and, to Borrower's actual knowledge, threatened, civil, criminal or administrative proceedings affecting the Project relating to environmental matters.

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(f)          Project. Borrower owns good and marketable fee simple title to the Land, Building and Improvements. None of the assets of Borrower are subject to any Lien (including, without limitation, any seller's or vendor's lien or right of reclamation), except for Permitted Liens. The Project was constructed and remains in full compliance with all applicable laws, rules, regulations and ordinances, including, without limitation, all applicable zoning and land use laws, rules, regulations and ordinances. All permits, licenses, approvals and similar authorizations from Governmental Authorities required or advisable in connection with the ownership, use and operation of the Project have been obtained by Borrower and remain in full force and effect. No eminent domain, condemnation or similar proceeding by any Governmental Authority is pending, or, to Borrower's actual knowledge, threatened, which would affect any portion of the Project. No Lien, easement or similar encumbrance affects any portion of the project, except for Permitted Liens and those exceptions to title set forth in the lender's policy of title insurance provided by Borrower to Lender in connection with the Loans. The Project enjoys full and unencumbered rights of access to and from one or more publicly-dedicated and publicly-maintained roads, and to Borrower's knowledge no condemnation, eminent domain or other proceeding is pending or threatened with respect to such roads (including, without limitation, with respect to the relocation of such roads), or which would impair or deny access between the Project and such roads. The Project has adequate water, sanitary sewer, storm sewer, gas, electrical and other public utilities to service its current and contemplated use and operation. No portion of the Building or the Improvements encroaches upon any building line, setback line, side yard line or any recorded or visible easement, and no improvements located on adjacent land encroach upon any portion of the Land. The Project is taxed separately without regard to any other property, and for all purposes the Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(g)          ERISA. Borrower is in compliance with all the requirements under the Employee Retirement Income Security Act of 1974, as amended.

(h)          Payment of Taxes. Borrower has filed all federal, state and local tax returns and tax related reports which it is required to file by any statute or regulation and all taxes and any tax related interest payments and penalties that are due and payable have been paid, except for such as are being contested in good faith and by appropriate proceedings with Lender's written consent and as to which appropriate reserves, as determined by Lender, have been established. Adequate provision has been made by Borrower for the payment when due of all tax liabilities which have been incurred, but are not as yet due and payable. Borrower knows of (1) no proposed material tax assessment against Borrower, or of Borrower's property for which adequate provision has not been made on its books in accordance with GAAP, or (2) no basis upon which the Service or any other Governmental Authority could, in respect of years for which returns have been filed, successfully assert a tax deficiency which in conformity with GAAP would cause or result in a Material Adverse Effect and which has not been adequately reserved for by it.

(i)          Labor Matters. As of the Closing Date, Borrower is not a party to any collective bargaining agreement. As of the Closing Date, no attempt to organize the employees of Borrower, and no labor disputes, strikes or walkouts affecting the operations of Borrower is pending, or, to Borrower's knowledge, threatened, planned or contemplated.

(j)          Fiscal Year/EIN. The fiscal year of Borrower ends on December 31. Borrower's tax identification number is 20-348991.

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(k)          Regulations U. Borrower shall not use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry margin stock.

(l)          Leases. True, correct and complete copies of all Leases (including all amendments, modifications and restatements thereof) have been provided by Borrower to Lender prior to the Closing Date, all such Leases remain in full force and effect, enforceable against Borrower (as landlord) and the tenants thereunder in accordance with their terms, and no defaults or circumstances exist that, with notice, the passage of time or both would result in a default exist under any Leases. All rent and other sums owed by tenants under Leases has been paid in full, no such sums are the subject of any dispute or disagreement between Borrower and any tenants, and no such sums have been paid by any tenants more than one month in advance (other than security deposits held by Borrower in accordance with the terms of the Leases). Tenants under all Leases are in full occupancy of their respective premises and no tenant has vacated or abandoned its respective premises. All tenant improvements, brokerage commissions and similar sums that may be owed by Borrower in connection with any Leases have been completed and paid for in full.

(m)          Accuracy of Information. No information, exhibit or report furnished by Borrower to Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state any fact necessary to make the statements contained therein not misleading.

(n)          Material Agreements. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (1) any agreement to which it is a party, which default could reasonably be expected to cause or result in a Material Adverse Effect or (2) any agreement or instrument evidencing or governing Debt.

(o)          Compliance With Laws. Borrower has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of its business or the ownership of its property (including, without limitation, the Project).

(p)          Solvency.

(1)         Immediately after the consummation of each Advance and after giving effect to the application of the proceeds of such Advance: (A) the fair value of the assets of Borrower at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Borrower; (B) the present fair saleable value of the property of Borrower will be greater than the amount that will be required to pay the probable liability of Borrower on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) Borrower will have sufficient capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(2)         Borrower does not intend to, and does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Debt (including the Loans).

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(q)          Insurance. Borrower maintains insurance policies and programs reasonably consistent with prudent industry practice including, without limitation, all insurance required by the terms of the Security Instrument.

(r)          Covered Transactions under Section 23A. The total amount of all other "covered transactions" between Borrower and Lender under Section 23A in which Borrower is the affiliated party together with the total amount of the Loans does not exceed ten percent (10%) of Lender's capital and surplus.

Section 3.02.         Supplemental Disclosure. At any time at the request of Lender and at such additional times as Borrower determines, Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the Closing Date, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. If any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are restricted or prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Lender, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by Lender of any Event of Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits or similar restrictions contained in this Agreement or any of the other Loan Documents.

Section 3.03.         Survival of Representations and Warranties. Borrower represents and warrants to Lender that none of the written statements, representations or warranties furnished by it to Lender in connection with this Agreement or any of the other Loan Documents contain, or will contain, any untrue statement or omit, or will omit, a material fact necessary to make the statements contained therein or herein, in light of the circumstances when made, not misleading. All representations and warranties made by Borrower under or in connection with any of the Loan Documents shall survive the making of the Loans, notwithstanding any investigation made by Lender or on Lender's behalf.

ARTICLE IV

Security for Obligations

Section 4.01.         Collateral for the Obligations. Until paid in full, the Obligations will be secured by the following:

(a)          Real Estate. A valid and enforceable first priority mortgage and Lien in and on the Project, all proceeds thereof, an assignment of leases and rents and similar security interests and rights pursuant to the Security Instrument and the other Loan Documents.

(b)          Other Collateral. Such other collateral as may be pledged and granted by Borrower to Lender as additional collateral for the Obligations.

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ARTICLE V

Affirmative and Negative Covenants of Borrower

Section 5.01.         Affirmative Covenants of Borrower. Until all Obligations of Borrower terminate and are paid and satisfied in full, and for so long as Borrower is entitled to receive any Advance, Borrower shall strictly observe each of the following covenants:

(a)          Existence and Qualification to Do Business. Borrower shall preserve and maintain its existence as an Indiana corporation and qualification to do business in Indiana and in such other states where the failure to qualify and maintain qualification could be reasonably expected to cause or result in a Material Adverse Effect.

(b)          Reports, Certificates and Other Information. Borrower shall furnish or cause to be furnished to Lender the following Financial Statements, certificates and other information, in form satisfactory to Lender:

(1)         Annual Statements. As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal year of Borrower, annual internally prepared and certified Financial Statements for Borrower showing its financial condition and results of operations as at the close of such fiscal year and for such fiscal year, all prepared in accordance with accounting principles consistently applied, which Financial Statements shall present fairly the financial position of Borrower as of the date of such Financial Statements and the results of its operations and changes in financial position for the period covered thereby. Electronic filings with the U.S. Security and Exchange Commission within the time periods set forth above shall satisfy Borrower's annual reporting obligations pursuant to this paragraph.

(2)         Quarterly Statements. Within forty-five (45) days after the close of each fiscal quarter of Borrower, internally prepared and certified Financial Statements for Borrower showing its financial condition and results of operations as at the close of such fiscal quarter, all prepared in accordance with accounting principles consistently applied, which Financial Statements shall present fairly the financial position of Borrower as of the date of such Financial Statements and the results of its operations and changes in financial position for the period covered thereby. Electronic filings with the U.S. Security and Exchange Commission within the time periods set forth above shall satisfy Borrower's quarterly reporting obligations pursuant to this paragraph.

(3)         Officer's Certificates. Contemporaneously with the furnishing of each set of Financial Statements of Borrower provided for in Section 5.01(b)(1) and (2) above, an Officer's Certificate.

(4)         Orders. Prompt notice of any material orders in any material proceedings to which Borrower is a party, issued by any court or regulatory agency, federal or state, and if Lender should so request, a copy of any such order.

(5)         Notice of Default or Litigation. Immediately upon learning of the occurrence of an Event of Default or Unmatured Event of Default, or the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could cause or result in a Material Adverse Effect, or the occurrence of any other event which could cause or result in a Material Adverse Effect, written notice thereof describing the same and the steps being taken with respect thereto.

(6)         Rent Roll. Within forty-five (45) days after the end of each calendar year, a rent roll for the Project certified by an Authorized Officer.

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(7)         Lease Documents. As soon as practicable but in any event within five (5) days after execution, copies of any new Leases and any and all renewals, amendments, modifications or restatements of any existing Leases.

(8)         Property Taxes and Insurance. No later than twenty (20) days prior to the date when due, evidence that all property taxes and insurance with respect to the Project have been timely paid in full.

(9)         Other Information. From time to time such other information, data and documents concerning Borrower or the Project as Lender may reasonably request.

(c)          Books, Records and Inspections. At all reasonable times and as often as Lender may request, permit authorized representatives of Lender to: (1) have access to the Project and to the financial records of Borrower and other records relating to the operations and procedures of Borrower; and (2) discuss the affairs, finances and accounts of Borrower with, and be advised as to the same by, the officers and/or directors of Borrower, all as shall be relevant to the performance or observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, the financial condition of Borrower and/or the operation of the Project; provided, however, that Lender's activities in such regards shall be conducted in a fashion designed to minimize disruptions to Borrower's ongoing business operations. During the existence of an Event of Default, Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with all such examinations or audits.

(d)          Insurance. (1) In addition to any insurance required by any other Loan Documents, without duplication, continuously maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and for projects comparable to the Project located in the same geographical region as the Project, with Lender named as mortgagee, additional insured and lender's loss payee on any such insurance policy under a standard lender's loss payable clause providing that such policies shall not terminate or expire unless the applicable insurer thereunder has provided Lender with at least thirty (30) days' prior written notice; and (2) provide to Lender a certificate of insurance from the insurer for each such policy and certificates confirming the renewal of each such policy (including payment in full of all associated premiums by Borrower) no later than thirty (30) days prior to the scheduled renewal date for such policies.

(e)          Taxes and Liabilities. Borrower shall pay when due all taxes, license fees, assessments and other liabilities, including, without limitation, all real estate taxes, assessments and like sums owed with respect to the Project, except, to the extent previously approved by Lender in writing in its sole discretion, as such amounts may be contested in good faith and by appropriate proceedings and for which appropriate bonds or reserves have been established.

(f)          Compliance with Legal and Regulatory Requirements. Borrower shall maintain material compliance with the provisions of all federal, state and local statutes, ordinances and regulations and any court orders or orders of regulatory authorities issued thereunder applicable to Borrower and/or the Project.

(g)          Project. Borrower shall keep, maintain and operate the Project and all components thereof in first-class condition and repair, shall take all actions as may be necessary to keep in full force and effect all warranties in place with respect to Building systems and components, and shall undertake all maintenance, repair and replacement operations in a good and workmanlike manager using creditworthy and reputable contractors and subcontractors. Borrower shall notify Lender in writing at least thirty (30) days prior to undertaking any repair, replacement, maintenance, capital improvement or similar project estimated to cost in excess of Twenty Thousand Dollars ($20,000), which notice shall include a budget, schedule, plans and specifications and a list of contractors and subcontractors for the project, along with any other related items and materials reasonably requested by Lender, and Borrower shall not commence undertaking or performing any such project until receipt by Borrower of Lender's written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

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(h)          Leases. Borrower shall maintain in full force and effect all Leases and shall fully and timely undertake, perform and comply with all obligations of the landlord under all Leases. Borrower shall use commercially reasonable efforts to enforce all terms and provisions of all Leases applicable to tenants. Borrower shall immediately notify Lender in writing of any breach or default by any party under any Lease.

(i)          Fiscal Year. Borrower shall maintain its current fiscal year end.

(j)          Section 23A of the Federal Reserve Act. Borrower hereby agrees that (i) the transactions contemplated by this Agreement are “covered transactions” within the meaning of Section 23A of the Federal Reserve Act (12 U.S.C. 371c and 371c-1, et seq.) and related regulations of the Board of Governors of the Federal Reserve System (collectively, "Section 23A"), and (ii) any and all Loans being made pursuant to this Agreement shall be made in compliance with and shall remain in compliance with Section 23A.  At all times, the value of the (i) "As Is" appraised market value of the Project, plus (ii) all other collateral that Lender has a first priority and perfected security interest in that secures the Loans as provided in Section 4.01 of this Agreement, shall exceed 1.3 multiplied by the then outstanding principal balance of the Loans (the "Loan to Value Covenant").  The appraised value of the Project and any other collateral securing the Loans may be determined by Lender by obtaining an appraisal report requested from time to time by and in form and content acceptable to Lender, with respect to the Project and/or such other collateral, which report shall be paid for by Borrower and be prepared and signed by an appraiser that is acceptable to Lender in its sole discretion.  If, at any time, Borrower is not in compliance with the Loan to Value Covenant, Borrower shall immediately provide Lender with a first priority and perfected security interest in additional collateral to bring the Loans into compliance with Section 23A.

(k)          Further Assurances. Promptly upon receiving a request from Lender, Borrower shall take such additional actions, prepare and deliver to Lender such additional information and execute or have executed such additional documents as are reasonably necessary to effect the purposes of this Agreement and the other Loan Documents, all as may be reasonably requested by Lender from time to time.

Section 5.02.         Negative Covenants of Borrower. Until all Obligations of Borrower terminate and are paid and satisfied in full, and so long as Borrower is entitled to receive any Advance, Borrower shall strictly observe each of the following covenants:

(a)          Liens and Leases. Borrower shall not, without the prior written consent of Lender, create or permit to exist any Lien with respect to any property or assets now owned or hereafter acquired by Borrower, including, without limitation, the Project, except for the following (collectively, the "Permitted Liens"): (1) Liens in favor of Lender created pursuant to the terms of this Agreement or the other Loan Documents; and (2) those specific Liens now existing (if any) described on Schedule 5.02(a) attached to this Agreement. Except for Approved Leases, Borrower shall not, without the prior written consent of Lender, enter into, modify, waive any material provision of, amend or terminate any Lease without the prior written consent of Lender.

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(b)          Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries. Borrower shall not (1) be a party to any consolidation or merger, acquire, any equity interest in any other business entity, or (2) sell, transfer, convey or lease all of its assets.

(c)          Margin Stock. Borrower shall not use or cause or permit the proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board, as amended from time to time.

(d)          Other Agreements. Borrower shall not enter into any agreement containing any provision which would be violated or breached in any material respect by the performance of its obligations under this Agreement or under any other Loan Document.

(e)          Judgments. Borrower shall not permit any uninsured judgment or monetary penalty rendered against Borrower in excess of One Million Dollars ($1,000,000) in any judicial or administrative proceeding to remain unsatisfied for a period in excess of forty-five (45) days unless (1) Borrower obtains Lender's prior written consent to contest such judgment or penalty and (2) such judgment or penalty is being contested by Borrower in good faith by appropriate proceedings and execution upon such judgment has been stayed, and an appropriate reserve has been established with respect thereto.

(f)          Change Name/Location of Principal Office. Borrower shall not, and shall not allow Borrower to, change its legal name, the jurisdiction of its organization, or the location of its principal office unless it gives not fewer than sixty (60) days' prior written notice of such change to Lender.

(g)          Organizational Documents. Borrower shall not amend, modify or otherwise change any of the terms or provisions in its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner, without the prior written consent of Lender.

(h)          Accounting Policies/Change of Business. Borrower shall not (1) change its fiscal year or any of its significant accounting policies except to the extent necessary to comply with GAAP or (2) make any material change in the nature of its business as carried on as of the Closing Date.

(i)          Prohibited Use of Loans. No portion of any Advance or any Loan made hereunder shall be used for any purpose not expressly permitted by the terms of this Agreement.

(j)          USA Patriot Act. Borrower shall not (1) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower or (2) fail to provide documentary and other evidence of Borrower's identity as may be requested by Lender at any time to enable Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

(k)          Alterations. Without the prior written consent of Lender, Borrower shall not make any material changes or alterations to the Project.

(l)          Aggregate Amount of Covered Transactions. Borrower shall not allow the total amount of all other "covered transactions" between Borrower and Lender under Section 23A in which Borrower is the affiliated party together with the total amount of the Loans to exceed ten percent (10%) of Lender's capital and surplus.

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ARTICLE VI

Lending Conditions

Section 6.01.         Conditions of Lending. The obligation of Lender to make any Advance under the Loans shall be subject to the fulfillment of each of the following conditions precedent:

(a)          No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties of Borrower contained in Section 3.01 of this Agreement shall be materially true and correct as of the date of this Agreement and as of the date of each Advance.

(b)          Documents and other Items to be Furnished at Closing. Lender shall have received contemporaneously with the execution of this Agreement the following, each duly executed by the parties or intended signatories thereto, currently dated (as applicable) and in form and substance satisfactory to Lender:

(1)         The Term Note, the Security Instrument and any and all other Loan Documents.

(2)         The resolutions of Borrower certified by the Secretary (or comparable officer) of Borrower, authorizing the Loans, the execution and delivery, on behalf of Borrower, of the Loan Documents to which Borrower is a party, and the payment and performance by Borrower of all of the terms and provisions of the Loan Documents.

(3)         A certificate of the Secretary (or comparable officer) of Borrower certifying the names of the officer or officers authorized to execute the Loan Documents to which Borrower is a party, for and on behalf of Borrower.

(4)         A Certificate of Existence or Certificate of Good Standing with respect to Borrower.

(5)         Copies of (A) the Articles of Incorporation of Borrower, certified by the Secretary of State of its organization or incorporation and (B) the current Bylaws of Borrower, certified by its Secretary (or comparable officer).

(6)         A certificate of authority to transact business as a foreign entity for Borrower in each jurisdiction where such entity is required to be so qualified to conduct business in such jurisdiction.

(7)         Uniform Commercial Code financing statements in such form and for filing in such jurisdictions as Lender may request with respect to Borrower, as applicable.

(8)         The release of all Liens on any property of Borrower as required by Lender.

(9)         An Officer's Certificate.

(10)        A lender's policy of title insurance by an insurer approved by Lender, insuring in the name of Lender the lien of the Security Instrument, such title policy to (A) be in the final amount required by Lender, (B) be free of all standard (preprinted) and special exceptions, other than such exceptions as are acceptable to Lender and its counsel, (C) include such endorsements as Lender or its counsel may require, (D) have an effective date as of the Closing Date and (E) otherwise be in form and substance acceptable to Lender and its counsel.

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(11)        An ALTA/ACSM Land Title Survey (including such Table A requirements as may be requested by Lender) of the Project and all easements and rights-of-way benefiting the Project or any part thereof, prepared by a registered land surveyor (or surveyors) acceptable to Lender and in form, substance and detail acceptable to Lender and its counsel.

(12)        An appraisal of the Project prepared by a qualified, M.A.I.-designated appraiser acceptable in all respects to Lender, which appraises the fair market value in an amount satisfactory to Lender.

(13)        A Phase I environmental site assessment of the Project by a duly licensed and qualified environmental engineer approved by Lender, such environmental site assessment to be acceptable to Lender in all respects, along with a completed environmental questionnaire acceptable to Lender.

(14)        Evidence of insurance of the types and of the amounts as may be required by this Agreement and the other Loan Documents showing Lender named as additional insured and lender's loss payee on any such insurance policy under a standard lender's loss payable clause.

(15)        Copies of the existing Leases and the most recent certified rent roll for the Project.

(16)        Executed tenant estoppel certificates and subordination, non-disturbance and attornment agreements with respect to all Leases, which certificates and agreements must be acceptable to Lender in all respects.

(17)        Payment to or reimbursement of all costs and expenses incurred by Lender in the preparation and negotiations the Loan Documents and in the making of the Loans, including, without limitation, all attorneys' fees and disbursements payable to Faegre Baker Daniels LLP.

(18)        Such other documents, certificates, agreements and/or information as Lender may require.

ARTICLE VII

Events of Default—Acceleration

Section 7.01.         Events of Default. Each of the following shall constitute an "Event of Default" under this Agreement:

(a)          Nonpayment of the Loans. The failure by Borrower to make any scheduled principal or interest payment when due under the terms of the Notes, this Agreement or any other Loan Document.

(b)          Nonpayment of Other Debt. The failure by Borrower to make any payment when due, whether by acceleration or otherwise, of any other Debt in excess of One Million Dollars ($1,000,000), or the default by Borrower in the performance or observance of any obligation or condition with respect to any such other Debt if the effect of such default is to accelerate the maturity of such other Debt or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its scheduled maturity.

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(c)          Bankruptcy, Insolvency, etc. (1) Borrower admitting in writing its inability to pay its debts as they mature, (2) an administrative or judicial order of dissolution or determination of insolvency being entered against Borrower, (3) Borrower applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for Borrower or any property thereof, (4) Borrower making a general assignment for the benefit of creditors, (5) in the absence of such application, consent or acquiescence on the part of Borrower, a trustee or receiver being appointed for Borrower or for a substantial part of the property of Borrower and not being discharged within sixty (60) days, (6) any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against Borrower, and, if involuntary, being consented to or acquiesced in by Borrower, as applicable, or remaining undismissed for sixty (60) days.

(d)          Representations and Warranties. Any representation or warranty made by Borrower in this Agreement or any of the other Loan Documents proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by or on behalf of Borrower to Lender proving to have been false or misleading in any material respect when made or delivered.

(e)          Violations of Certain Covenants. Borrower shall fail to fully and timely observe and perform the terms and provisions of Article V of this agreement.

(f)          Noncompliance With Other Provisions of this Agreement or Loan Documents. Failure of Borrower to comply with or perform any other covenant or other provision of this Agreement or any of the other Loan Documents or to perform any other Obligation (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 7.01) and the continuance of such failure for a period of thirty (30) days or such longer period of time (not to exceed ninety (90) days in the aggregate) as may be reasonably necessary to cure such failure so long as Borrower commences to cure such failure within such thirty (30) day period and thereafter continuously and diligently continues to cure such failure.

(g)          Noncompliance With Other Loan Documents. The occurrence of any event of default or default under any of the other Loan Documents after the expiration of all applicable notice, grace and cure periods, if any.

(h)          Loan Documents; Failure of Security. If, at any time, for any reason, (1) any Loan Document ceases to be in full force and effect or Borrower seeks to repudiate or reject its obligations thereunder or (2) Liens on the Secured Property in favor of Lender contemplated by this Agreement or the other Loan Documents shall be invalidated or otherwise cease to be in full force and effect, or such Liens shall not have the perfection or priority contemplated by this Agreement or the other Loan Documents, or Borrower shall seek to render any Liens in favor of Lender contemplated by this Agreement or the other Loan Documents invalid or unperfected.

(i)          Default on other Lender Obligations. Borrower shall default in the payment or performance of any Debt or obligations owing to Lender other than the Obligations.

(j)          Adverse Changes. The occurrence of any event which Lender believes could cause or result in a Material Adverse Effect.

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Section 7.02.         Effect of Event of Default.

(a)          Automatic Acceleration. If any Event of Default described in Section 7.01(c) of this Agreement shall occur, maturity of the Loans shall immediately be accelerated, the Notes and the Loans evidenced thereby and all other indebtedness and any other payment Obligations of Borrower to Lender shall become immediately due and payable, all without demand or notice of any kind.

(b)          Elective Acceleration. If any Event of Default other than an Event of Default described in Section 7.01(c) has occurred and is continuing, Lender may, in its sole discretion, (1) accelerate payment of the Loans and declare the Notes and all other payment Obligations due and payable, whereupon maturity of the Loans shall be accelerated, the Notes and the Loans evidenced thereby and all other payment Obligations of Borrower to Lender shall become immediately due and payable, all without demand or notice of any kind, (2) take possession of the Project and do anything necessary or desirable in Lender's sole judgment to fulfill the obligations of Borrower hereunder, (3) foreclose the Security Instrument and otherwise realize on the Secured Property, (4) exercise any of Lender's rights and remedies contained in this Agreement or the other Loan Documents and/or (5) exercise any rights or remedies that Lender may have at law or in equity.

(c)          Remedies Not Exclusive. The remedies of Lender specified in this Agreement or in any other Loan Document shall not be exclusive, and Lender may avail itself of any other remedies provided by law, as well as any equitable remedies available to Lender.

ARTICLE VIII

Miscellaneous

Section 8.01.         Waiver and Amendments. No delay on the part of Lender, or any holder of the Notes in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the other Loan Documents or otherwise of the Obligations, shall be effective unless such amendment, modification, waiver or consent is in writing and signed by each of the parties hereto.

Section 8.02.         Notices. Any notice given under or with respect to this Agreement to Borrower or Lender and required to be in writing shall be delivered by hand or sent by registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight courier service, shall be deemed to have been given when delivered by hand, five (5) days after the date when sent by registered or certified mail, or one (1) day after the date when sent by reputable overnight courier service, and shall be addressed to Borrower or Lender at its address set forth below, or at such other address as either such party may, by written notice to the other party delivered pursuant to the terms of this Agreement, have designated as its address for such purpose:

Borrower:	First Internet Bancorp.
8888 Keystone Crossing
Suite 1700
Indianapolis, Indiana 46240
Attention: David Becker, CEO

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Lender:	First Internet Bank of Indiana
8888 Keystone Crossing
Suite 1700
Indianapolis, Indiana 46240
Attention: Kay Whitaker, CFO

Section 8.03.         Costs, Expenses and Taxes. Borrower agrees to pay (without duplication), all of the following fees, costs and expenses incurred by Lender: (1) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of the Loan Documents and any and all other documents furnished pursuant hereto or in connection herewith, including, without limitation, the fees and out of pocket expenses of outside counsel to Lender, as well as the fees and out of pocket expenses of such counsel in connection with the foregoing and the administration of this Agreement; (2) all reasonable costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of any amendments or modifications of (or supplements to) any of the foregoing and any and all other documents furnished pursuant thereto or in connection therewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel retained by Lender relative thereto; (3) all UCC and lien search fees, all title insurance, survey, appraisal, environmental evaluation fees, costs and expenses, and all costs, fees and taxes payable in connection with the filing or recording of any Loan Documents or financing statements; (4) all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses of Lender), if any, in connection with the enforcement of this Agreement and/or any other Loan Documents or other agreement furnished pursuant hereto or thereto or in connection herewith or therewith; and (5) all costs and expenses incurred by Lender in conducting an independent audit or review by Lender's internal staff of the books and records of Borrower and the collateral provided under the Loan Documents, including, without limitation, the costs and expenses of annual field exams of the Secured Property. In addition, Borrower shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Documents, or the issuance of the Notes, or the making of the Loans, and agrees to save and hold Lender harmless from and against any and all liabilities with respect to, or resulting from, any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid following Lender's statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at a per annum rate equal to the Default Rate.

Section 8.04.         Severability. If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Loan Document and the remaining provisions shall be enforceable in accordance with their terms.

Section 8.05.         Captions / Time of Essence. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. Time is of the essence with respect to every provision of this Agreement and the other Loan Documents.

Section 8.06.         Governing Law. Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of laws, rules or principles might otherwise require the substantive rules of law of another jurisdiction to apply.

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Section 8.07.         Prior Agreements, Etc. This Agreement supersedes all previous agreements and commitments made by Lender and Borrower with respect to the Loans and all other subjects of this Agreement, including, without limitation, any oral or written proposals, term sheets or commitments made or issued by Lender. Borrower agrees to indemnify and hold harmless Lender from and against all liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs (including attorneys' fees), expenses or disbursements of any kind whatever which may be imposed upon or asserted against Lender in any way relating to the business operations of Borrower, execution of this Agreement or any other of the Loan Documents or the performance of its obligations thereunder. It is expressly agreed that Lender shall not be deemed to control the business activities of Borrower as a result of this Agreement, the other Loan Documents or the performance thereof.

Section 8.08.         Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of Borrower and Lender and their respective heirs, successors and assigns, provided that Borrower's rights and obligations under this Agreement shall not be assignable without the prior written consent of Lender.

Borrower agrees that Lender may at any time sell, assign, or transfer one or more interests or participations in all or any part of its rights or obligations in respect of the Loans to one or more purchasers or participants whether or not related to Lender, without prior notice to or the consent of Borrower. Borrower agrees that Lender may provide any information Lender may have about Borrower or about any matter relating to the Loans to any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Notes or participants or potential participants in the Loans.

Section 8.09.     Waiver of Jury Trial / Jurisdiction. BORROWER HEREBY VOLUNTARILY, KNOWINGLY, ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY TRIAL OR HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG LENDER AND BORROWER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN BORROWER AND LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT AND IN THE OTHER LOAN DOCUMENTS. BORROWER WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED.

Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or Indiana State court sitting in HAMILTON COUNTY, Indiana, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State courts or, to the extent permitted by law, in such Federal courts.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

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Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to personal jurisdiction and the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in the preceding grammatical paragraph.  Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Borrower irrevocably consents to service of process in the manner provided for notices in Section 8.02.  Nothing in this Agreement or any other Loan Document will affect the right of Lender to serve process in any other manner permitted by law.

Section 8.10.         Highest Lawful Rate. Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of the Notes, accrued or paid from the date hereof, plus (b) the aggregate of any other amounts accrued or paid pursuant to the Notes, or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon such Debt from the date hereof, ever exceed the Highest Lawful Rate. In this connection, it is expressly stipulated and agreed that it is the intent of Borrower and Lender to contract in strict compliance with Indiana usury laws and with any other applicable state usury laws and with federal usury laws (whichever permit the higher rate of interest) from time to time in effect. In furtherance thereof, none of the terms of this Agreement, the Notes or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Highest Lawful Rate. Neither Borrower nor any other Person now or hereafter becoming liable for payment of the Obligations shall ever be liable for interest in excess of the Highest Lawful Rate. If under any circumstances the aggregate amounts paid on the Obligations include amounts which by law are deemed interest which would exceed the Highest Lawful Rate, Borrower stipulates that such amounts will be deemed to have been paid as a result of an error on the part of Borrower and Lender, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, refund the amount of such excess. The parties further stipulate that such refund shall be a sufficient and sole remedy for such error and that no party shall be entitled to any damages or penalties, whether statutory or otherwise, as a result of such error. In addition, all sums paid or agreed to be paid to the holder or holders of the Obligations for the use, forbearance or detention of the Obligations shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Obligations. The provisions of this Section 8.10 shall control all agreements, whether now or hereafter existing and whether written or oral, among Borrower and Lender.

Section 8.11.         Indemnification. Borrower agrees to defend, protect, indemnify and hold harmless Lender and its Affiliates, and Lender's and its Affiliates' respective officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Advances and Loans, the management of such Advances or Loans, the use or intended use of the proceeds of the Advances or Loans hereunder, or any of the other transactions contemplated by the Loan Documents.

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Section 8.12.         Setoff. In addition to, and without limitation of, any rights of Lender under applicable law, if any Event of Default occurs and is continuing, any indebtedness from Lender (including all account balances, whether provisional or final, and whether or not collected or available) may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due.

Section 8.13.         Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and Lender.

Section 8.14.         Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act.

[signatures on following page]

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IN WITNESS WHEREOF, Borrower and Lender, by their respective duly authorized officers, have executed and delivered this Agreement as of the Closing Date.

BORROWER:

FIRST INTERNET BANCORP

By:	/s/David Becker
David Becker, Chief Executive Officer

LENDER:
FIRST INTERNET BANK OF INDIANA

By:	/s/C. Charles Perfetti
C. Charles Perfetti, Senior Vice President

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List of Exhibits and Schedules

Exhibit A – Legal Description of Land

Exhibit B – Form of Officer's Certificate

Schedule 5.02(a) – Permitted Liens

25

Exhibit A

Part of the Northwest Quarter of Section 6, Township 17 North, Range 5 East in Delaware Township, Hamilton County, Indiana, more particularly described as follows:

Commencing at the Southwest corner of the Southwest Quarter of Section 6, Township 17 North, Range 5 East; thence North 00 degrees 04 minutes 40 seconds West (assumed bearing) on the West line of said Southwest Quarter 83.82 feet, original Government Survey, (84.97 feet, measured) to the Southeast corner of the Southeast Quarter of Section 1, Township 17 North, Range 4 East; thence North 00 degrees 00 minutes 08 seconds East on the West line of said Southwest Quarter 1734.21 feet to a point which is 1819.18 feet Northerly of the Southwest corner of the Southwest Quarter and also being the Northwest corner of real estate described in Warranty Deed recorded in Deed Record 360, page 285 in the Office of the Recorder of Hamilton County, Indiana; thence South 88 degrees 59 minutes 52 seconds East on the North line of said real estate 73.51 feet; thence North 00 degrees 00 minutes 08 seconds East parallel with said West line 262.94 feet to the Southwest corner of real estate described in Instrument Number 8907678 in the Office of the Recorder of Hamilton County, Indiana; thence following the perimeter of said real estate the following 5 courses: 1) North 00 degrees 00 minutes 08 seconds East parallel with said West line 75.61 feet to a point on a non-tangent curve, the radius point of which lies 673.00 feet South 68 degrees 34 minutes 28 seconds East of said point; 2) Northeasterly, curving to the right on said curve, an arc distance of 118.86 feet to the point of tangency of said curve; 3) North 31 degrees 32 minutes 41 seconds East tangent with said curve 221.57 feet; 4) South 89 degrees 06 minutes 27 seconds East parallel with the South line of the Southwest Quarter 947.18 feet; 5) North 00 degrees 00 minutes 08 seconds East parallel with the West line of said Southwest Quarter 199.77 feet to the South line of the Northwest Quarter, said point being a Northwest corner of said real estate described in said Instrument Number 8907678 and also being the POINT OF BEGINNING of this description; thence North 88 degrees 33 minutes 56 seconds West along the South line of the Northwest Quarter 49.06 feet to the edge of water of an existing lake; thence following said edge of water the following 11 courses: 1) North 06 degrees 14 minutes 34 seconds East 48.44 feet; 2) North 01 degree 19 minutes 09 seconds West 165.91 feet; 3) North 04 degrees 29 minutes 12 seconds West 97.73 feet; 4) North 01 degree 20 minutes 05 seconds East 57.82 feet; 5) North 04 degrees 20 minutes 34 seconds West 52.09 feet; 6) North 03 degrees 14 minutes 54 seconds East 148.47 feet; 7) North 01 degree 07 minutes 09 seconds West 91.23 feet; 8) North 03 degrees 05 minutes 41 seconds West 134.46 feet; 9) North 25 degrees 17 minutes 52 seconds West 27.34 feet; 10) North 63 degrees 04 minutes 56 seconds West 90.23 feet; 11) North 87 degrees 11 minutes 22 seconds West 70.67 feet; thence departing said edge of water and running North 88 degrees 33 minutes 56 seconds West parallel to said South line of the Northwest Quarter 154.21 feet to the existing Southeast back of curb of USA Parkway; thence following said back of curb the following 10 courses: 1) an arc distance of 367.77 feet Northeasterly and Easterly along a curve to the right having a central angle of 49 degrees 10 minutes 32 seconds and a radius of 428.50 feet (said curve being subtended by a long chord bearing North 58 degrees 09 minutes 11 seconds East a distance of 356.59 feet); 2) an arc distance of 489.68 feet Easterly and Southeasterly along a curve to the right having a central angle of 65 degrees 21 minutes 51 seconds and a radius of 429.23 feet (said curve being subtended by a long chord bearing South 64 degrees 45 minutes 20 seconds East a distance of 463.55 feet); 3) an arc distance of 261.41 feet Southeasterly and Southerly along a curve to the right having a central angle of 34 degrees 39 minutes 52 seconds and a radius of 432.08 feet (said curve being subtended by a long chord bearing South 14 degrees 42 minutes 57 seconds East a distance of 257.44 feet); 4) South 03 degrees 28 minutes 30 seconds West 90.39 feet; 5) an arc distance of 113.42 feet Southerly along a curve to the left having a central angle of 13 degrees 04 minutes 24 seconds and a radius of 497.08 feet (said curve being subtended by a long chord bearing South 01 degree 31 minutes 51 seconds East a distance of 113.17 feet); 6) an arc distance of 106.00 feet Southerly along a curve to the left having a central angle of 12 degrees 15 minutes 23 seconds and a radius of 495.53 feet (said curve being subtended by a long chord bearing South 15 degrees 27 minutes 01 seconds East a distance of 105.80 feet); 7) an arc distance of 161.92 feet Southerly and Southeasterly along a curve to the left having a central angle of 21 degrees 58 minutes 50 seconds and a radius of 422.08 feet (said curve being subtended by a long chord bearing South 33 degrees 05 minutes 29 seconds East a distance of 160.93 feet); 8) South 43 degrees 37 minutes 00 seconds East 34.58 feet; 9) an arc distance of 80.49 feet Southeasterly and Southerly along a curve to the right having a central angle of 77 degrees 00 minutes 43 seconds and a radius of 59.88 feet (said curve being subtended by a long chord bearing South 05 degrees 31 minutes 49 seconds East a distance of 74.57 feet); 10) an arc distance of 86.87 feet Southerly along a curve to the left having a central angle of 31 degrees 12 minutes 22 seconds and a radius of 159.49 feet (said curve being subtended by a long chord bearing South 09 degrees 18 minutes 14 seconds West a distance of 85.80 feet) to the point at which the said back of curb of USA Parkway meets the South line of the Northwest Quarter of said Section; thence departing said back of curb and running North 88 degrees 33 minutes 56 seconds West along said South line 15.59 feet to the Northeast corner of aforementioned real estate described in said Instrument Number 8907678; thence continuing North 88 degrees 33 minutes 56 seconds West along said South line of the Northwest Quarter and the North line of said real estate described in Instrument Number 8907678 a distance of 527.58 feet to the POINT OF BEGINNING.

Exhibit A Page 1

Exhibit B

Form of Officer's Certificate

Pursuant to the terms of that certain Loan Agreement (the "Agreement") dated as of March 6, 2013, between First Internet Bancorp (the "Borrower"), and First Internet Bank of Indiana (the "Lender"), the undersigned hereby certifies to Lender that:

1.          [He][She] is the duly elected, qualified and acting __________________ of the Borrower, is familiar with the facts herein certified and is duly authorized to certify the same.

2.          As of the date hereof there is no Event of Default or Unmatured Event of Default (each as defined in the Agreement).

3.          The representations and warranties contained in Section 3.01 of the Agreement are true and correct as of the date hereof.

4.          The most current Financial Statements (as defined in the Agreement) provided by the Borrower to Lender were prepared in accordance with GAAP and fairly present the financial position of the Borrower as of the dates thereof and the results of the operations of the Borrower for the periods covered, subject to normal year-end audit adjustments.

5.          Since the date of the most current Financial Statements provided by Borrower there has been no material adverse change in the financial position of Borrower or in the results of its operations.

IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate as of the ___ day of ________, 20__.

_________________________, a/an _______
_________________________

By:

Name:
Title:

Exhibit B Page 1

Schedule 5.02(a)

Permitted Liens

1.     Those liens and encumbrances set forth on Schedule B of Commitment No. 461646 issued by Chicago Title Insurance Company dated effective December 17, 2012, as amended and updated to the date of recordation of the Security Instrument.

Schedule 5.02(b) Page 1